UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2007

ROO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25659 (Commission File Number)	11-3447894 (IRS Employer Identification No.)

228 East 45th Street 8th Floor New York, NY 10017
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (646) 352-0260

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
Item 3.02    Unregistered Sale of Equity Securities

On January 25, 2007, ROO Group, Inc. (the “Company”) entered into an agreement with News Corporation (“News Corp”). The Agreement provides for the issuance of 2,000,000 shares of the Company’s common stock upon execution of the Agreement, which shall be held in escrow and released to News Corp. on January 1, 2008, upon the achievement of certain milestones. The Agreement provides that if the milestones are not met as set forth in the Agreement, the Company shall issue to News Corp warrants to purchase 2,000,000 shares of the Company’s common stock which shall be exercisable for a term of two years at a price of $3.00 per share or such lesser price per share that is the closing per share of the Company’s common stock on any date that is within ten days prior to the date of the Agreement. The Agreement provides for the release of the shares to News Corp upon a change of control as defined in the Agreement, if certain conditions exist.

The Company also agreed to issue an additional 2,000,000 shares of its common stock to News Corp upon the achievement of certain milestones. Further, the Company agreed that if the milestones are not timely achieved, the Company shall issue to News Corp warrants to purchase 2,000,000 shares of the Company’s common stock which shall be exercisable for a term of two years at a price of $3.00 per share or such lesser price per share that is the closing per share of the Company’s common stock on any date that is within ten days prior to the date of the Agreement.

The Company has granted News Corp piggy back registration rights in connection with shares issuable to News Corp pursuant to the Agreement. The Company will rely upon an exemption from securities registration afforded by Section 4(2) the Securities Act of 1933, as amended and/or Regulation D promulgated thereunder in connection with the issuance of the shares.

Item 9.01    Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Agreement dated January 25, 2007 by and among ROO Group, Inc., and News Corporation (this exhibit is the subject of a request for confidential treatment)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROO Group, Inc.

Date: January 31, 2007	/s/ Robert Petty
Robert Petty
Chief Executive Officer